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                              CONSULTANT AGREEMENT

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         CONSULTANT AGREEMENT, made as of January 1, 1998 between Weststar
Environmental, Inc. (the "Corporation"), and Thomas C. Souran (the
"Consultant").

         WHEREAS, the Corporation wishes to assure itself of the services of the Consultant for the period provided in this Agreement, and the Consultant is willing to provide its services to the Corporation for the said period under the terms and conditions hereinafter provided.

         NOW, THEREFORE, WITNESSETH, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.       ENGAGEMENT

         The Corporation agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Corporation in connection with the operation of the business and affairs of the Corporation, for the three-year period commencing on January 1, 1998 and ending on December 31, 2000. The three-year period during which Consultant shall serve in such capacity shall be deemed the "Engagement Period" and shall hereinafter be referred to as such.

2.       SERVICES

         2.1 The Consultant shall render to the Corporation the services described below, with respect to which the Consultant shall apply his best efforts and devote such time as shall be reasonably necessary to perform its duties hereunder and advance the interests of the Corporation. The Consultant shall report to the chief executive officer of the Corporation and to such persons as the chief executive officer shall direct.

         2.2 The services rendered by the Consultant to the Corporation, for which he shall be compensated hereunder, shall under no circumstances include the following:

                  a. Any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities requiring the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934.

                  b. Any activities which could be deemed to be in connection with the offer or sale of securities in a capital-raising transaction.

         2.3 The services to be rendered by the Consultant to the Corporation shall consist of the following:



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         2.3.1             Corporate Planning

                  a. Develop an in-depth familiarization with the Corporation's business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof.

                  b. Alert the Corporation to new or emerging high potential forms of marketing and distribution of its services which could either be acquired or developed internally.

                  c. Comment on the Corporation's commercial development including such factors as its position in its competitive environment, its financial performance as compared to that of its competition, financing impacts of its alternative strategies, its maximization of its operational viability, etc.

                  d. Identify prospective suitable merger or acquisition partners for the Corporation, perform appropriate diligence investigations with respect thereto, advise the Corporation with respect to the desirability of pursuing such prospects, and assist the Corporation in any negotiations which may ensue therefrom.

         2.3.2             Business Strategies

                  a. Evaluate business strategies and recommend changes where appropriate.

                  b. Critically evaluate the Corporation's performance in view of its corporate planning and business objectives.


         2.3.3             Commercial Financing

                  a. Review and comment upon the Corporation's annual and quarterly financial statements and reports and other financial disclosures and publications.

                  b. Develop, in conjunction with the Corporation's financial personnel and advisers, periodic projections of its cash needs commensurate with its projected growth in operations and revenues.

                  c. Attempt to arrange for commercial financing to meet the Corporation's projected cash needs by way of accounts receivable financing and/or factoring, purchase order financing, equipment financing, equipment lease financing (closed-end option), sale and leaseback transactions, institutional commercial financing (business finance plans, bank letters of credit [standby], lines of credit, and other institutional financial accommodation), governmental financing (US Small Business Administration, State Economic Authorities, etc.).

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3.       COMPENSATION

         3.1 In consideration of the Consultant's having entered into this agreement, the Corporation agrees to sell to the Consultant 100,000 shares of common stock of the Corporation, $.001 par value (the "Consulting Stock"). The price shall be at the per share rate of the par value of the Consulting Stock. The said price shall be paid and the certificates for the Consulting Stock shall be delivered as soon as possible, and in all events promptly, following the date hereof. The terms of the Consulting Stock shall be as follows:

                  a. The Consulting Stock shall be issued in the name of the Consultant.

                  b. The Consultant warrants and represents that he is knowledgeable concerning the business, financial condition and prospects of the Corporation and that he is acquiring the Consulting Stock solely for the purposes of investment and without a view toward the resale or distribution thereof.

                  c. The Corporation warrants and represents that the Consulting Stock, at the time of its issuance by the Corporation to the present holders thereof, was duly and validly issued, fully paid and non-assessable.

         3.2 The Corporation shall reimburse Consultant for those expenses, incurred in connection with its engagement by the Corporation, which shall have been previously approved by the Corporation in writing, which approval shall not be unreasonably withheld.

         3.3 In the event that the Corporation shall hereafter complete a merger, acquisition, sale, financing, or similar activity by reason of the introduction, negotiation, or other assistance rendered by the Consultant under Sections 2.3.1.d or Section 2.3.2.c hereof, which assistance is material to the completion of such activity, the Corporation shall compensate the Consultant by way of consideration which shall have been theretofore negotiated and agreed to between them, which compensation shall be separate and unrelated to the Consultant Stock for which provision is made hereunder.

         3.4 In the event that the Consultant shall request that the Corporation file and bring to effectiveness, and the Corporation is eligible to file and bring to effectiveness, a registration statement (including a reoffer prospectus) on Form S-8 under the Securities Act of 1933, as amended, with respect to the Consulting Stock, the Corporation shall forthwith do so at its expense.

4.       SECRETS

         Consultant agrees that any trade secrets or any other like information of value relating to the business and/or filed of interest of the Corporation or any of its affiliates, or of any corporation or other legal entity in which the Corporation or any of its affiliates has an ownership interest of more than twenty-five percent (25%), including but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, patents, patent applications, machinery, materials, research activities and plans, costs of production, contract forms, prices volume of sales, promotional methods, list of names or classes of customers, which it has heretofore acquired during its engagement by the Corporation or any of its affiliates or which it may hereafter acquire during the Engagement Period as the result of any disclosures to it, or in any other way, shall be

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regarded as held by the Consultant and it personnel in a fiduciary capacity solely for the benefit of the Corporation, its successors or assigns, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished, or made accessible by the Consultant and it personnel to anyone, or be otherwise used by them, except in the regular course of business of the Corporation or its affiliates. Information shall for the purposes of this Agreement be considered to be secret if not by trade generally, even though such information may be disclosed to one or more third parties pursuant to distribution agreements, joint venture agreements and other agreements entered into by the Corporation or any of its affiliates.

5.       ASSIGNMENT

         This Agreement may be assigned by the Corporation as part of the sale of substantially all of its business, provided, however, that the purchaser shall expressly assume all obligations of the Corporation under this Agreement. Further, this Agreement may be assigned by the Corporation to an affiliate, provided that any such affiliate shall expressly assume all obligations of the Corporation's under this Agreement, and provided further that the Corporation shall then fully guarantee the performance of the Agreement by such affiliate. Consultant agrees that if this Agreement is so assigned, all the terms and conditions of this Agreement shall obtain between assignee and himself with the same force and effect as if said Agreement had been made with such assignee in the first instance. This Agreement shall not be assigned by the Consultant without the express written consent of the Corporation.

6.       SURVIVAL OF CERTAIN AGREEMENTS

         The covenants and agreements set forth in Article 4 and Article 5 shall survive the expiration of the Engagement Period and shall all survive termination of this Agreement and remain in full force and effect regardless of the cause of such termination.

7.       NOTICES

         7.1 All notices or permitted to be given hereunder shall be delivered by hand, telecopier, or recognized courier service to the party to whom such notice is required or permitted to be given hereunder. Any delivered to the address designated for such delivery by such party, notwithstanding the refusal of such party or other person to accept such delivery.

         7.2 Any notice to the Corporation or to any assignee of the Corporation shall be addressed as follows:

                  Weststar Environmental, Inc.
                  9550 Regency Square Blvd., Suite 1109
                  Jacksonville, Florida 32225
                  Telecopier: 904-721-7557

         7.3 Any notice to Consultant shall be addressed as follows:

                  Thomas C. Souran
                  Two Woodland Drive
                  Great Notch, NJ  07024
                  Telecopier: 973-785-1928

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         7.4 Either party may change the address to which notice to it is to be addressed, by notice as provided herein.

8.       APPLICABLE LAW

         This Agreement shall be interpreted and enforced in accordance with the laws of New Jersey and all disputes arising hereunder shall be settled by arbitration before the American Arbitration Association.

9.       INTERPRETATION

         Whenever possible, each Article of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any
Article is unenforceable or invalid under such law, such Article shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of such Article and the balance of this Agreement shall in such event continue to be binding and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed the above Agreement as of the day and year first above written.


WITNESS:                            WESTSTAR ENVIRONMENTAL, INC.



/s/ William Perry                   By /s/ Michael Ricks
-------------------------              -----------------------------
                                       MICHAEL RICKS, President

/s/ John L. Milling                    /s/Thomas C. Souran
-------------------------              -----------------------------
                                       THOMAS C SOURAN


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